EXHIBIT 12.01


                                   RIO HOTEL & CASINO, INC.

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (AMOUNTS IN THOUSANDS)


                                                                                     Nine Months
                                                                                        Ended
                                        Fiscal Years Ended December 31,             September 30,
                              1995       1994       1993      1992       1991           1996
(1)  Fixed Charges
     Interest expense
     including amortization
     of debt expense          $8,106     $1,923     $1,839     $3,801    $5,639        $7,112
     Capitalized interest        949        620        468         60         -         4,029
                              $9,055     $2,543     $2,307     $3,861    $5,639        11,141

(2)  Earnings
     Income before income
     tax provision           $29,453    $25,144    $18,465     $8,510      $756       $23,537
     Fixed charges less
     interest capitalized      8,106      1,923      1,839      3,801     5,639         7,112
     Total earnings          $37,559    $27,067    $20,304    $12,311    $6,395       $30,649

(3)  Ratio of earnings to
     fixed charges              4.15      10.64       8.80       3.19      1.13          2.75
